Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Second Quarter 2012 Results

Year-to-date revenues up 21% to $97 million

Year-to-date net income up 63% to $10 million

Backlog increases to $112 million

PLANO, TEXAS — July 30, 2012 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the second quarter of 2012.  Revenues were $30.4 million compared to $30.2 million in the second quarter of 2011.  The Company reported a net loss of $2.0 million, or ($0.10) per share, compared to net income of $0.6 million, or $0.03 per diluted share, in the second quarter of 2011.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “As in prior years, our second quarter results were negatively impacted by the spring thaw, which resulted in the seasonal shutdown of our seven crews operating in Canada.  Due to the large amount of data acquired during our record first quarter, we incurred substantial clean-up and personnel costs that negatively impacted the gross margin in the second quarter.  In addition, late in the quarter we incurred start-up costs for the activation of our ninth U.S. crew, which was not operational until early July.  The combination of these costs prevented us from reporting a profit in the second quarter.

“During the second quarter we operated eight crews in the U.S., where pricing remains competitive.  We activated two crews in Canada in the early part of June and as a result ended the second quarter with 10 crews operating in North America.   Currently we are operating 11 crews, consisting of nine crews in the U.S. and two crews in Canada, where we anticipate activating additional crews as conditions allow.

“Our current backlog of approximately $112 million, which more than doubled from a year ago, is the result of our success in penetrating new growth regions with major domestic and international clients.  We are pleased with our first half performance as we generated revenues of over $97 million and EBITDA of almost $30 million, increases of 21% and 52%, respectively, compared to the first half of 2011.

“Overall, the North American seismic acquisition market continues to improve and bidding remains active.  During the last several quarters, based on client demand for wireless technology, we have purchased approximately 46,000 OYO Geospace wireless channels, enabling us to field the largest fleet of wireless data acquisition units in North America.

“While our third quarter will again be impacted to some extent by the normal seasonality in Canada, we remain optimistic about the remainder of the year as the U.S. business remains solid and we are currently anticipating a strong winter season in Canada. We have already started to obtain new contract awards for the upcoming winter season, to begin in our 2012 fourth quarter and extend into 2013.  As a result, we continue to anticipate a record year in 2012 in terms of revenues, EBITDA, net income and EPS.

“We ended the quarter with over $24 million in cash and remain financially strong and well capitalized, with the financial and operational flexibility to make the most of opportunities in our markets.”

Revenues for the second quarter of 2012 were $30.4 million compared to $30.2 million in the second quarter of 2011.  The flat revenue was due to a comparable number of crews operating in both years.  The Company operated eight crews in the U.S. for the entire 2012 second quarter compared to seven crews at the beginning of the second quarter of 2011, with the addition of an eighth U.S. crew during that quarter.  The Company had basically no crews operating in Canada for much of the second quarter, similar to the second quarter of 2011.   In June of both years, however, two crews went back into service in Canada.

Gross margin in the 2012 second quarter was 17.7% compared to 27.4% in the second quarter of 2011.  Cost of services increased 13.9% from a year ago to $25.0 million and rose as a percentage of revenues to 82.3% from 72.6%.  Due to the large amount of data acquired in Canada during the first quarter, the Company incurred significant costs in the second quarter attributable to the spring thaw and subsequent cleanup related to the work performed, which negatively impacted

gross margin.   Also, during the second quarter, the Company incurred start-up costs for its ninth U.S. crew that went into service in July.

Selling, general and administrative expenses (“SG&A”) declined 10% to $2.1 million compared to $2.3 million in the second quarter of 2011.  As a percentage of revenues, SG&A expense for the second quarter of 2012 and 2011 was 6.7% and 7.5%, respectively.  Depreciation and amortization expense increased 29% to $6.2 million from $4.8 million in the second quarter of 2011, resulting from the purchase of additional new and advanced equipment in 2012 to meet the increased demand from clients.

The Company reported an operating loss of $2.9 million in the second quarter of 2012 compared to operating income of $1.2 million in the second quarter a year ago.  The Company had a net loss of $2.0 million, or ($0.10) per share, compared to net income of $0.6 million, or $0.03 per diluted share, in the second quarter of last year.  Second quarter 2012 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $3.3 million compared to $6.0 million in the second quarter of 2011. EBITDA* margin was 10.9% compared to 19.8% in the second quarter of 2011.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FIRST HALF 2012 RESULTS

Revenues for the first half of 2012 increased to $97.4 million compared to $80.5 million in the first half of 2011.  Gross margin in the first half of 2012 rose to 34.8% compared to 30.1% in the comparable period of last year.  Cost of services for the first half of 2012 was $63.6 million compared to $56.2 million a year ago.  Cost of services as a percentage of revenues for the first six months of 2012 declined to 65.2% compared to 69.9% in the first half of 2011.

SG&A expense for the first half of 2012 declined to $4.4 million compared to $4.8 million in the same period a year ago.  As a percentage of revenues, SG&A expense for the first half of 2012 also fell to 4.5% from 5.9% in the first half of 2011.  Depreciation and amortization expense for the first half of 2012 was $11.9 million, compared to $9.2 million in the comparable period a year ago.

Income from operations for the first six months of 2012 increased to $17.6 million compared to $10.2 million a year ago.  Net income for the first half of 2012 was $10.4 million, or $0.50 per diluted share, compared to $6.4 million, or $0.31 per diluted share, in the comparable period of last year.  EBITDA for the first half of 2012 was $29.5 million, or 30.3% of revenues, compared to $19.5 million, or 24.2% of revenues, in the first half of 2011.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 30, 2012, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 13, 2012.  To access the replay, dial 303-590-3030 using a pass code of 4549037#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$30,383,957	$30,215,516	$97,429,365	$80,462,829

Cost and expenses
Cost of services	25,010,953	21,950,230	63,559,002	56,219,924
Selling, general, administrative	2,050,325	2,272,895	4,350,327	4,773,453
Depreciation and amortization expense	6,182,912	4,778,547	11,905,511	9,241,426
	33,244,190	29,001,672	79,814,840	70,234,803

Income (loss) from operations	(2,860,233)	1,213,844	17,614,525	10,228,026

Interest expense	280,293	191,856	522,638	382,696

Income (loss) before income taxes	(3,140,526)	1,021,988	17,091,887	9,845,330

Income tax expense (benefit)	(1,166,405)	435,213	6,681,748	3,494,821

NET INCOME (LOSS)	$(1,974,121)	$586,775	$10,410,139	$6,350,509

Earnings (loss) per common share:
Basic	$(0.10)	$0.03	$0.51	$0.31
Diluted	$(0.10)	$0.03	$0.50	$0.31

Weighted average number of common shares outstanding:
Basic	20,427,979	20,200,978	20,367,065	20,185,345
Diluted	20,427,979	20,544,494	20,779,517	20,511,822

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2012 to shareholders of record as of April 30, 2012.  The statements of income reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	June 30	December 31,
	2012	2011

Cash and cash equivalents	$24,259,157	$15,745,559
Receivables (net)	24,561,095	19,351,023
Prepaid expenses and other	6,227,184	6,708,414
Current assets	55,047,436	41,804,996
Other assets (net)	288,703	279,400
Property and equipment (net)	84,352,936	57,796,831
Total assets	$139,689,075	$99,881,227

Current liabilities	$42,769,988	$21,948,467
Long-term obligations	15,812,431	6,955,504
Long-term deferred tax liability	6,721,124	7,257,576
Shareholders’ equity	74,385,532	63,719,680
Total liabilities & equity	$139,689,075	$99,881,227

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss)	$(1,974,121)	$586,775	$10,410,139	$6,350,509
Depreciation	6,182,912	4,778,547	11,905,511	9,241,426
Interest expense	280,293	191,856	522,638	382,696
Income tax expense (benefit)	(1,166,405)	435,213	6,681,748	3,494,821

EBITDA	$3,322,679	$5,992,391	$29,520,036	$19,469,452

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